Exhibit 10.7

WAIVER

Export Development Canada (“EDC”)

150 Slater Street, Ottawa, Ontario

K1A1K3

[Illegible] Bank

Canada Branch [Illegible]

Suite 2210, South Tower Royal Bank Plaza

200 Bay Street, Toronto Ontario M5J 2/2

Re:	EDC Guarantee/Suretyship based on Application dated [Illegible], Oct 2011 (“EDC Guarantee/Suretyship”)

In accordance with the terms of the EDC Guarantee/Suretyship, EDC will guarantee payment to the Institution of the

guaranteed/suretyship amount which [Illegible] Liftking ULC                                                                       (the “obligor”) fails to pay pursuant to its agreement with the Institution (the “Transaction Agreement”) as referenced in the EDC Guarantee/Suretyship. The undersigned executed a guarantee/suretyship in favour of the institution dated December 23, 2011 [Date of Guarantee/Suretyship must be [Illegible] by financial institution]; guarantying certain obligations of the Obligor under the Transaction Agreement (the “Affiliate Guarantee/Suretyship”). In consideration of EDC issuing the EDC Guarantee/Suretyship and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the undersigned hereby:

(a)	Contribution: (i) expressly waives the benefit of all privileges and rights based on law, equity, statute or contract, which now or may hereafter be available to it against EDC as co-surety or co-guarantor including, without limitation, any right it may have as surety to obtain contribution from EDC as a co-surety, or (ii) if located in Quebec, expressly waives the benefit of all privileges and rights it may have against EDC as solidary or joint surety or as co-guarantor, including, without limitation, any action in subrogation or the personal right of action that the undersigned may have against EDC under articles 1651,1656,1659 and 2360 of the Civil Code of Quebec; and

(b)	Subrogation: (i) acknowledges that it may become liable to EDC, either by way of subrogation of EDC to the rights of the institution following payment under the EDC Guarantee/Suretyship or by way of assignment to EDC thereof; and (ii) agrees to execute and deliver such documents and do such things as may be necessary or desirable for EDC to benefit from such subrogation and assignment; and

(c)	Disclosure: agrees (i) that any obligation of EDC to maintain confidentiality of the matters contained herein shall be subject to the requirements of applicable law, regulation or legal process and Canada’s and/or EDC’s international commitments; (ii) to EDC’s disclosure, following the signing of the Transaction Agreement, of the following information; the name of the institution, the EDC financial service provided and date of related agreement, a general description of the transactions/project (including country), the amount of EDC support in an approximate dollar range and the name of the Obligor; and (iii) to the institution’s disclosure to EDC of any information of the undersigned, confidential or otherwise, including, without limitation, credit information, financial statements (audited and unaudited), payment history, business plans, business history and business organization.

This Waiver may be executed in any number of counterparts, and all the counterparts taken together shall be deemed to constitute one and the same instrument.

IN WITNESS WHEREOF the undersigned has signed and delivered this Waiver.

Name of Guarantor (Print):	Manitex LLC

Guarantor Signature:	/s/ David H. Gransee	Date: 12/12/11
VP & CFO

I have the authority to bind the Guarantor.

150 Slater Street, Ottawa, ON K1A 1K3 www.edc.ca	EGP (1-2010) Page 4 of 6